                                                                       EXHIBIT 3

                              EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT ("this Agreement") is made this 17th day of May, 1995, by and between CRAY RESEARCH, INC., a Delaware corporation ("the Company"), and J. PHILLIP SAMPER, a resident of Maryland ("the Executive").

    WHEREAS, the Executive is experienced in managing significant business enterprises; and

    WHEREAS, the Company wishes to secure the Executive's services as Chairman and Chief Executive Officer of the Company under the terms hereof; and

    WHEREAS, the Executive wishes to provide such services to the Company;

    NOW THEREFORE, in consideration of the premises and of the mutual covenants and undertakings stated herein, the Executive and the Company hereby agree as follows:

    1.  PERIOD OF EMPLOYMENT

    Subject to all terms and conditions hereof, the Company shall employ the Executive as, and the Executive shall serve the Company as, Chairman and Chief Executive Officer of the Company, during the period commencing on the date hereof and ending on December 31, 1999 ("the Employment Period"), unless the Executive's employment hereunder terminates earlier in accordance with SECTION 5 hereof.

    2.  DUTIES AND POWERS OF THE EXECUTIVE

    Subject to all terms and conditions hereof, the Company shall employ the Executive as Chairman and Chief Executive Officer of the Company. The Board of Directors of the Company has, effective as of the Executive's first day of actual employment with the Company, appointed the Executive as, and the Executive shall serve as, Chairman and Chief Executive Officer of the Company. As Chairman and Chief Executive Officer of the Company, the Executive shall have all duties customarily associated with the offices of chairman and chief executive officer of a significant business enterprise, shall have primary management responsibility for the Company, shall chair the governing board of the Company, and shall perform such other duties consistent with the offices of Chairman and Chief Executive Officer as may be specified by the Board of Directors of the Company, to whom the Executive shall report. During the Employment Period, the Executive shall devote full time to the Executive's duties hereunder, except that the Executive may continue to serve on the boards of directors of business corporations and charitable organizations on which he currently serves for reasonable amounts of time and make reasonable personal investments, and shall not accept other employment or engage in other material business or charitable activities, except as approved in writing in advance by the Chair of the Executive Committee of the Board of Directors of the Company.

    3.  COMPENSATION

    (a) While the Executive is employed by the Company hereunder, the Company shall pay to the Executive a base salary ("Base Salary") to be established by the Board of Directors of the Company from time to time but no less than $600,000 per year, and which has been established by the Board of Directors, effective as of the Executive's first day of actual employment with the Company, at a rate of $600,000.00 per year. The Company shall pay the Executive's Base Salary to him in accordance with the Company's standard payroll practices as in effect from time to time.

    (b) While the Executive is employed by the Company hereunder, the Executive shall participate in the Company's Performance Incentive Plan ("the Incentive Plan"). For each plan year during which the Executive participates in the Incentive Plan, the Company shall pay to the Executive an amount that is based on a minimum performance target of 80 percent of the Executive's eligible wages and a maximum performance target of 120 percent of his eligible wages, which amount, subject to the Guaranteed Incentive Award (as defined below), shall be prorated for plan year 1995 to reflect the actual amount of eligible wages paid to the Executive by the Company during the 1995. For the first 12 months while the Executive is employed by the Company hereunder, the Company shall pay to the Executive under the Incentive Plan an amount equal to the greater of the amount to which he otherwise would be entitled under the Incentive Plan or an amount ("the Guaranteed Incentive

Award") no less than he would have received if his minimum performance target of 80 percent of eligible wages had been achieved, which eligible wages shall be prorated for plan year 1995 as provided above and shall be prorated for plan year 1996 based on an amount equal to $600,000.00 minus the Executive's eligible wages under the Incentive Plan for 1995, regardless of the Company's actual annual business performance, and regardless of whether the Executive's employment hereunder has terminated in accordance with SECTION 5 hereof before the end of either plan year 1995 or plan year 1996, as the case may be, provided that the total of the Guaranteed Incentive Award paid to the Executive by the Company for the first 12 months of this employment hereunder for plan years 1995 and 1996 does not exceed $480,000.00. Except as modified by the provisions of this SECTION 3(B), payments of Incentive Plan awards to the Executive by the Company shall be governed by the terms of the Company's Incentive Plan as it is in effect from time to time.

    (c) Pursuant to the Company's 1989 Employee Stock Benefit Plan, as amended ("the Stock Plan"), the Compensation Committee of the Company has, effective as of the Executive's first day of actual employment with the Company, granted to the Executive: (i) an option, granted pursuant to a stock option agreement in the form of Exhibit A hereto, to purchase 300,000 shares of common stock of the Company at a price per share equal to the closing price for a share of common stock of the Company on the New York Stock Exchange on the last trading day immediately preceding the public announcement of the Executive's agreement to be employed by the Company; and (ii) 200,000 shares of restricted common stock of the Company, granted pursuant to a restricted stock agreement in the form of Exhibit B hereto. The Executive and the Company agree that they will execute and deliver a stock option agreement and restricted stock agreement in the form of Exhibit A and Exhibit B hereto, respectively, on the first day of the Executive's actual employment with the Company.

    4.  FRINGE BENEFITS

    (a) While the Executive is employed by the Company hereunder, the Company shall provide to the Executive such health insurance, life insurance, disability insurance, retirement savings, and other fringe benefits as are provided from time to time by the Company to its senior executives, in accordance with the Company's general benefits practices then in effect, and as are not provided for expressly in this Agreement. A listing of such fringe benefits as they are in effect on the date hereof appears on Attachment 1 hereto.

    (b) In addition to the fringe benefits provided to the Executive by the Company in accordance with Section 4(a) hereof, while the Executive is employed by the Company hereunder, the Executive shall be entitled to five weeks of paid vacation per year (prorated for calendar year 1995), which shall include any personal time benefit to which he is otherwise entitled under the Company's general benefits practices, and, if the Executive elects to join a country club located in the Twin Cities metropolitan area, then the Company shall reimburse the Executive for the membership fees and monthly dues charged by such country club.

    (c) While the Executive is employed by the Company hereunder, the Company shall reimburse the Executive for his reasonable and necessary business and travel expenses in accordance with the Company's general expense reimbursement practices in effect from time to time for its senior executives.

    (d) After the Executive is employed by the Company hereunder, the Company shall pay directly to the Executive's legal counsel a reasonable amount for the attorneys' fees and costs that the Executive has incurred in connection with the negotiation and preparation of this Agreement.

    (e) Promptly after the execution of this Agreement by the Company and the Executive hereunder, the Company shall pay to the Executive a one-time signing bonus in the amount of $100,000.00.

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    (f) After the Executive  is employed by the  Company hereunder, the  Company shall reimburse the Executive for the following expenses associated with his search for a residence in and his move to the Twin Cities metropolitan area:

        (i) transportation costs incurred by the Executive and his wife for travel between Maryland and the Twin Cities for a period of up to six months;

        (ii) long-distance telephone charges incurred by the Executive and his wife in connection with the search for a residence in the Twin Cities metropolitan area for a period of up to six months;

       (iii) the cost of temporary housing for the Executive and his wife in the Twin Cities metropolitan area for a period of up to six months;

       (iv) all real estate brokerage and related fees, closing costs, and legal expenses incurred by the Executive and his wife in connection with the purchase of a residence in the Twin Cities metropolitan area; and

        (v) the actual cost of moving the household goods and personal effects of the Executive and his wife from Maryland to the Twin Cities metropolitan area.

    5.  TERMINATION

    The Executive's employment by the Company hereunder shall end immediately upon:

        (a) receipt by the Company of the Executive's resignation from the Company (whether written or oral),

        (b) the Executive's receipt of written notice from the Company of termination of the Executive's employment,

        (c) the Executive's death or disability, or

        (d) expiration of the Employment Period,

    and the date on which Termination occurs shall be "the Termination Date" hereunder.

    6.  PAYMENTS UPON TERMINATION

    (a) If the Executive's employment hereunder ends by reason of:

        (i) resignation by the Executive without Good Reason (as defined below) or abandonment by the Executive of his employment,

        (ii) termination by the Company For Cause (as defined below), or

       (iii) the Executive's disability,

    then the Company shall pay the Executive's Base Salary and the Guaranteed Incentive Award, if any, only through the Termination Date.

    (b) If the Executive's employment hereunder ends by reason of:

        (i) termination by the Company without cause,

        (ii) resignation by the Executive for Good Reason, or

       (iii) expiration of the Employment Period,

    then the Company (A) shall continue to pay the Executive's Base Salary throughout the Employment Period or for two years, whichever is less, (B) shall pay to the executive (i) the difference between $480,000.00 and the amount of the Guaranteed Incentive Award already paid to him, if any, and
    (ii) any other amount which he is entitled to receive under the Incentive Plan, and (C) shall pay to the Executive an additional amount that is equal to (i) two years of Base Salary,

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    (ii) minus the amount, if any, of the Executive's vested retirement benefits under the Company's Retirement Savings Plus Plan as it is then in effect, which amount the Company shall pay to the Executive in equal monthly installments.

    (c) If the Executives's employment hereunder ends by reason of the Executive's death, then the Company shall pay to the Executive's wife an amount equal to the total of (i) six months of Base Salary, plus (ii) the Guaranteed Incentive Award, if any.

    (d) If the Executive's employment hereunder ends by reason of:

        (i) resignation by the Executive for Good Reason,

        (ii) termination by the Company without cause,

       (iii) the Executive's death or disability, or

       (iv) expiration of the Employment Period,

then the Company shall pay to the Executive (or to his estate) an amount equal to the total of (i) the difference, if any, between the actual cost of his residence in the Twin Cities metropolitan area and the actual price at which the Executive (or his estate) sells such residence, assuming that the actual selling price is at least equal to the appraised fair market value of such residence, and (ii) the actual cost of moving the household goods and personal effects of the Executive and his wife from Maryland to the Twin Cities metropolitan area previously paid to the Executive pursuant to SECTION 4(F)(V) hereof, adjusted for inflation, if any, since the time of such payment according to a standard cost-of-living index.

    (e) "Termination by the Company For Cause" shall mean termination for:

        (i) an act or acts of dishonesty undertaken by the Executive and intended to result in substantial gain or personal enrichment of the Executive at the expense of the Company,

        (ii) persistent failure to perform the duties and obligations of the Executive's employment which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or

       (iii) the conviction of the Executive of a felony.

    (f) "Good Reason" for resignation by the Executive shall mean resignation because of:

        (i) the removal of the Executive as Chairman or Chief Executive Officer of the Company by action of the Company's Board of Directors;

        (ii) a "Change of Control" as defined in the Cray Research, Inc. Executives Severance Compensation Plan (the "Severance Plan") that results either in removal of the Executive as Chairman or Chief Executive Officer of the Company;

       (iii) any reason that would constitute "good reason" for termination under the Severance Plan regardless of whether or not there has been a Change of Control; or

       (iv) a lapse of coverage under or determination by the Audit Committee of the Board of Directors of the Company pursuant to SECTION 7 hereof of that the Company has failed to maintain and is unable to obtain within 60 days after such determination directors' and officers' liability insurance satisfactory to the Audit Committee.

    (g) In the event of termination of the Executive's employment, the sole obligation of the Company shall be its obligation to make the payments called for by SECTION 6(A), SECTION 6(B), SECTION 6(C), or SECTION 6(D) hereof, as the case may be, and the Company shall have no other obligation to the Executive or to his wife or his estate, except as otherwise provided by law, under the Stock Option Agreement or the Restricted Stock Option Agreement or, in the event of termination by reason of the Executive's death or disability, under insurance policies then in effect. Without limiting the generality

                                       4
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of the foregoing, the Company shall not  be required to make any payments  under the Incentive Plan except to the extent provided in the Incentive Plan (as modified by SECTION 3(B) hereof) with respect to plan years completed as of the Termination Date.

    (h) "Disability" means the inability of the Executive to perform the Executive's duties hereunder by reason of illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 90 days or more. A period of inability shall be "uninterrupted" unless and until the Executive returns to full-time work for a continuous period of at least 30 days.

    (i) Notwithstanding the foregoing provisions of this SECTION 6, if the Executive's employment with the Company terminates after a "Change of Control" as defined in the Severance Plan, then the Executive shall be entitled to receive from the Company as a result of such employment termination the greater of the amount provided under SECTION 6(B) hereof or under such Severance Plan. Notwithstanding the provisions of the Severance Plan, in the event that a Change of Control occurs before the Executive has completed six months of continuous employment with the Company, the amount to which the Executive shall be entitled under the Severance Plan shall be determined, without reduction as otherwise provided for under Section 4.3(b) of the Severance Plan, and "Cash Compensation" as defined in the Severance Plan shall include the Guaranteed Incentive Award provided in SECTION 3(B) hereof without regard to the actual date of the Executive's employment termination.

    7.  DIRECTORS' AND OFFICERS' LIABILITY INSURANCE

    While the Executive is employed by the Company hereunder, the Audit Committee of the Board of Directors of the Company shall review at least once per year the Company's directors' and officers' liability insurance coverage to determine whether the coverage is satisfactory to the Audit Committee. If, as a result of such review, the Audit Committee concludes that such coverage is not satisfactory, then the Company will take such steps as may be reasonable to obtain coverage satisfactory to the Audit Committee, and if the Company is unable to do so at a reasonable cost and within 60 days after such conclusion, then the Audit Committee shall promptly so advise the Executive in writing.

    8.  CERTAIN COVENANTS OF THE EXECUTIVE

    (a) As used in this SECTION 8, "Company" shall include the Company and each corporation, partnership, and other entity which controls the Company, is controlled by the Company, or is under common control with the Company (in each case "control" meaning the direct or indirect ownership of 50 percent or more of all outstanding equity interests).

    (b) The Executive hereby agrees that, while the Executive is employed by the Company, until the first anniversary of the Employment Period if the Executive's employment ends at that time, or until the first anniversary of the Termination Date if the Executive's employment ends as a result of one of the reasons set forth in SECTIONS 6(A) AND (B) hereof, the Executive shall not, directly or indirectly:

        (i) own, operate, invest in, lend money to, be employed by, consult with, render services to, act as agent, officer, or director for, or acquire or hold any interest in (A) any computer business or other business of any nature which competes with any business owned or operated by the Company; or
    (B) any corporation, partnership, association, or other entity of any nature which owns, operates, or has an interest in any such computer or other competing business (except that nothing herein shall prohibit the Executive from owning not more than 1.0 percent of the outstanding shares of any class of stock of a corporation if such class of stock is regularly traded on a recognized national securities exchange);

        (ii)  employ or attempt to employ  any director, officer, or employee of
    the  Company,  or  otherwise  interfere  with  or  disrupt  any   employment
    relationship (contractual or other) of the Company;

       (iii) solicit, request, advise, or induce any present or potential customer, supplier, or other business contact of the Company to cancel, curtail, or otherwise change its relationship with the Company; or

       (iv) publicly criticize or disparage in any manner or by any means the Company, or any aspect of its management, policies, operations, products, services, practices, or personnel thereof.

    (c) The Executive hereby acknowledges and agrees that all non-public information and data of the Company, including without limitation that related to product and service formulation, customers, pricing, sales, and financial results (collectively "Trade Secrets") are of substantial value to the Company, provide it with a substantial competitive advantage in its business, and are and have been maintained in the strictest confidence as trade secrets. Except as otherwise approved in writing in advance by the Chair of the Executive Committee of the Board of Directors of the Company, the Executive shall not at any time divulge, furnish, or make accessible to anyone (other than the Company and its directors and officers) any Trade Secrets.

    (d) The  Executive hereby  specifically acknowledges  and agrees  that  this
SECTION 8 and each provision hereof are reasonable and necessary to ensure that the Company receives the expected benefits of this Agreement and that violation of this SECTION 8 will harm the Company to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of any violation by the Executive of any provision of this SECTION 8, the Company shall be entitled to an injunction (in addition to all other remedies it may have) restraining the Executive from committing or continuing such violation. If any provision or application of this SECTION 8 is held unlawful or unenforceable in any respect, then this SECTION 8 shall be revised or applied in a manner that renders it lawful and enforceable to the fullest extent possible.

    9.  NO VIOLATION OF OTHER AGREEMENTS

    The Executive hereby represents and agrees that neither (a) the Executive's entering into this Agreement nor (b) the Executive's carrying out the provisions of this Agreement, shall violate any other agreement (oral or written) to which Executive is a party or by which Executive is bound.

    10.  SUCCESSORS AND ASSIGNS

    This Agreement is binding on the Executive and on the Company and its successors and assigns. The rights and obligations of the Company under this Agreement may be assigned to a successor. No rights or obligations of the Executive hereunder may be assigned by the Executive to any other person or entity.

    11.  SEPARATE REPRESENTATION

    The Executive hereby acknowledges that the Executive has sought and received independent advice from counsel of the Executive's own selection in connection with this Agreement and has not relied to any extent on any officer, director, or shareholder of, or counsel to, the Company in deciding to enter into this Agreement.

    12.  GOVERNING LAW

    This Agreement shall be construed under and governed by the laws of the State of Minnesota.

    13.  SEVERABILITY

    Each section and provision of this Agreement shall be considered severable and any invalidity of any provision shall not render invalid or impair to any extent any other section or provision hereof.

    14.  WITHHOLDING OF TAXES, ETC.

    All payments to the Executive hereunder are subject to withholding of income and employment taxes and all other amounts required by law.

    15.  ARBITRATION

    If any dispute arises between the parties with respect to the application, interpretation, or termination of this Agreement (excluding any dispute that gives the Company the right to seek injunctive relief against the Executive pursuant to SECTION 8 hereof), then such dispute shall be submitted to arbitration for resolution. The arbitrator shall be selected and the arbitration shall be

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conducted pursuant to the  Employment Dispute Resolution  Rules of the  American
Arbitration Association ("AAA") (effective January 1, 1993). Any request for arbitration must me made in writing by the party seeking arbitration and must be delivered by hand or sent by registered or certified mail, return receipt requested, postage prepaid, to both the other party and the AAA within 90 days after the date on which the dispute between the parties first arose. The decision of the arbitrator regarding any such dispute shall be final and binding on both parties, and any court of competent jurisdiction may enter judgment upon the award. In the event any dispute is arbitrated or the Company seeks injunctive relief, the prevailing party shall be reimbursed by the other party for any costs of the proceeding charged to such party, including reasonable attorneys' fees and costs.

    16.  NOTICES

    All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or send by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth with the signature of such party hereto or at such other address as may have been furnished to the sender by notice hereunder. All notices shall be deemed given on the date on which delivered or, if mailed, on the date postmarked.

    17.  MISCELLANEOUS

    This Agreement contains the entire understandings of the parties hereto with respect to the employment of the Executive by the Company, and no provision hereof may be altered, amended, modified, waived, or discharged in any way whatsoever except by written agreement executed by both parties. No delay or failure of either party to insist, in any one or more instances, upon performance of any of the terms and conditions of this Agreement or to exercise any rights or remedies hereunder shall constitute a waiver or a relinquishment of such rights or remedies or any other rights or remedies hereunder.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date and year first above written.

              J. PHILLIP SAMPER                CRAY RESEARCH, INC.
             804 Robin Hood Hill                655A Lone Oak Drive
          Sherwood Forest, MD 21405             Eagan, MN 55121
            /s/ J. PHILLIP SAMPER               By:          /s/ PHILIP G. HEASLEY
 -------------------------------------------        ----------------------------------------
              J. Phillip Samper                                Philip G. Heasley
                                                        MEMBER OF THE BOARD OF DIRECTORS
                                                             CRAY RESEARCH, INC.

                              CRAY RESEARCH, INC.
                           RESTRICTED STOCK AGREEMENT

    THIS AGREEMENT, made this 17th day of May, 1995, by and between CRAY RESEARCH, INC., a Delaware corporation (the "Company") and J. Phillip Samper ("Employee").

    The Cray Research, Inc. 1989 Employee Benefit Stock Plan (the "Plan") permits the Company to award shares of its Common Stock to the Employee on the restricted basis set forth herein.

    Accordingly, in consideration of the agreements hereinafter set forth, the parties hereto hereby agree as follows:

    1.  AWARD OF RESTRICTED STOCK

    The Company hereby awards to the Employee 200,000 shares of its Common Stock, subject to the restrictions set forth in the Plan and herein (the "Restricted Stock"). Upon satisfaction of the conditions for the termination of the restrictions set forth in the Plan and herein, the restrictions shall lapse and the Restricted Stock shall vest in the Employee free of any restrictions. In the event the conditions for the termination of such restrictions are not satisfied, the Restricted Stock shall be forfeited to the Company and shall be surrendered to and canceled by the Company.

    2.  VESTING AND FORFEITURE

    (a) The Restricted Stock shall vest in the Employee free of the restrictions in the Plan and herein at the end of the applicable period (the "Restricted Period") set forth in Section 3 hereof and upon satisfaction of the conditions for release or lapse of other restrictions contained in the Plan or herein. In the event that the conditions for release or lapse of the restrictions are not satisfied with respect to any shares of Restricted stock, such shares shall be forfeited, and all rights of the Employee in such shares of Restricted Stock (and to other securities and other property, other than cash dividends, distributed with respect to such shares) shall terminate.

    (b) Upon satisfaction of the conditions for release of restrictions applicable to any shares of Restricted Stock, the Company shall issue a certificate representing such shares and deliver the certificate to the Employee free of any restriction, subject to any applicable federal or state securities laws or other laws.

    3.  RESTRICTIONS

    The Restricted Stock shall be forfeited to the Company in the event and to the extent that such Restricted Stock does not vest in accordance with Exhibit A hereto.

    4.  GENERAL CONDITIONS APPLICABLE TO RESTRICTED STOCK

    (a) Shares of Restricted Stock may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of until the shares vest and are issued free of any restriction.

    (b) A certificate or certificates evidencing the shares of Restricted Stock awarded hereby shall be prepared and registered in the name of the Employee but shall be held in the custody of the Company until the conditions for the termination of restrictions thereon are satisfied. Prior to issuance of any shares of the Restricted Stock, Employee shall deliver to the Company a stock power or stock powers endorsed in blank relating to the Restricted Stock sufficient to permit the Company to transfer the Restricted Stock to it or to cancel the Restricted Stock. Certificates issued with respect to the Restricted Stock shall bear a restrictive legend in substantially the following form:

    The transferability of this certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the Cray Research, Inc. 1989 Employee Benefit Stock Plan and a Restricted Stock Agreement entered into between the registered owner and Cray Research, Inc. Copies of such Plan and Agreement are on file in the offices of Corporate Secretary of Cray Research, Inc. The shares represented by this certificate may not be sold, exchanged, transferred, pledged or otherwise disposed of without the prior written consent of the Company.

    When any shares of Restricted Stock vest and are to be issued free of any restrictions, the Employee's certificate(s) being held by the Company evidencing such shares shall be delivered to the Employee and the above restrictive legend shall be removed therefrom subject only to such further restrictive legend, if any, as may be required under the then applicable securities laws.

    (c) Any additional shares of Common Stock or other securities or property issued in respect of outstanding Restricted Stock shall be issued subject to the same restrictions applicable to the Restricted Stock in respect of which they are issued.

    (d) In the event of forfeiture of any Restricted Stock, any additional shares of Common Stock or other securities or property (other than cash dividends) distributed with respect to such Restricted Stock shall be forfeited as well and the Company shall be entitled to have any and all certificates and other instruments evidencing such Restricted Stock and other securities and property transferred to it or canceled.

    (e) If, prior to vesting of Restricted Stock in accordance with the above performance goals or forfeiture thereof, a Change of Control (as defined in the Plan) of the Company occurs which, in the opinion of the Company's independent certified public accountants may not be accounted for under generally accepted accounting principles as a "pooling of interests", then, effective upon the Change of Control Date (as so defined), all Restricted Stock shall vest immediately. The committee of the Board of Directors of the Company that administers the Plan may make such provision as it deems equitable respecting the continuance of the restrictions contained herein on any Restricted Stock held by the employee during an approved leave of absence.

    5.  RIGHTS OF A STOCKHOLDER

    The Employee shall have all of the rights and privileges of a stockholder and owner as of the date on which the Restricted Stock is awarded, including (i) the right to vote the Restricted Stock and (ii) the right to receive all dividends or other distributions paid or made with respect to the Restricted Stock; provided, however, that all distributions with respect to Restricted Stock (with the exception of cash dividends) shall be deposited with the Company and shall be subject to forfeiture in accordance with the Plan and this Agreement to the same extent as the Restricted Stock in respect of which such distributions were made.

    6.  MISCELLANEOUS

    (a) The Restricted Stock is awarded pursuant to the Plan and is subject to its terms. A copy of the Plan is available to the Employee upon request.

    (b) This Agreement shall not confer on the Employee any right with respect to continuance of employment at any time.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

                                          CRAY RESEARCH, INC.

                                          By        /s/ PHILIP G. HEASLEY
                                          --------------------------------------
                                          Its              Director
                                          --------------------------------------

                                          EMPLOYEE

                                                                  /s/ J. PHILLIP
                                          SAMPER
                                          --------------------------------------
                                          Signature                Date

                                   EXHIBIT A
                          VESTING OF RESTRICTED STOCK

    (1) Subject to paragraph 2 below, the 200,000 shares of Restricted Stock issued pursuant to the Restricted Stock Agreement between the Company and J. Phillip Samper (the "Employee") shall vest as follows:

        (a) At any time that the Fair Market Value (as hereinafter defined) of a share of Common Stock of the Company (a "Share") equals or exceeds $25.00, 50,000 shares of Restricted Stock will vest.

        (b) At any time that the Fair Market Value of a Share equals or exceeds $30.00, an additional 50,000 shares of Restricted Stock will vest.

        (c) At any time that the Fair Market Value of a Share equals or exceeds $37.50, an additional 50,000 shares of Restricted Stock will vest.

        (d) At any time that the Fair Market Value of a Share equals or exceeds $45.00, the remaining 50,000 shares of Restricted Stock will vest.

    If the Shares are affected by recapitalization, merger, consolidation, reorganization, stock dividend, stock split or other change in capitalization then the target Fair Market Values set forth above shall be appropriately adjusted by the committee of the Board of Directors of the Company that administers the Plan.

    2.  Notwithstanding the foregoing:

        (a) if Employee's employment with the Company is terminated by reason of Employee's death, disability or termination without cause or for good reason (each as defined in the Employment Agreement), then any shares of Restricted Stock that do not vest prior to the first anniversary of such termination of employment will be forfeited to the Company; and

        (b) if Employee's employment with the Company is terminated for any reason other than Employee's death, disability or termination without cause or for good reason (each as defined in the Employment Agreement), then any shares of Restricted Stock that have not previously vested will be forfeited to the Company.

    3.  For purposes hereof:

        (a) "Fair Market Value" as of any date means: (i) the average closing price of a Share on the composite tape for New York Stock Exchange ("NYSE") listed shares, or, if the Shares are not quoted on the NYSE composite tape, on the principle United States Securities Exchange on which the Shares are listed, in either case during the twenty trading days preceding that date, or (ii) if subparagraph (i) is not applicable, what the committee administering the Plan determines in good faith to be 100% of the Fair Market Value of a Share on that date.

        (b) "Disability" has the meaning given it in Section 6(h) of the Employment Agreement.

                              CRAY RESEARCH, INC.
                       1989 NONSTATUTORY OPTION AGREEMENT

    CRAY RESEARCH, INC., a Delaware corporation (the "Company"), pursuant to the 1989 Employee Benefit Stock Plan of the Company (the "Plan"), and in consideration of services to be rendered to the Company or its subsidiaries by
J. Phillip Samper (the "Employee"), grants to the Employee a nonstatutory option to purchase 300,000 shares of the Company's Common Stock (the "Shares") at a price of $19.875 per share (the "Purchase Price"), all on the following terms and conditions.

    1. The Employee may exercise this nonstatutory option on a cumulative basis at any time after May 16, 1996 (one year after the date of grant) and prior to May 17, 2005 (ten years after the date of grant), subject to prior termination or modification or acceleration of vesting as herein provided, in whole or in part with respect to the following:

        (a) 50% of the Shares one year after the date of grant; and

        (b) the remaining 50% of the Shares two years after the date of grant.

    2. This nonstatutory option shall not be transferable by the Employee, except by will or the laws of descent and distribution and, during the Employee's life, shall be exercisable only by the Employee and only while and if the Employee is continuously employed by the Company or a subsidiary of the Company, except as provided in Section 4 of this Agreement.

    3. This nonstatutory option may be exercised in whole or in part, from time to time, by delivery to the Company of a written notice specifying the number of Shares desired to be purchased and accompanied by full payment to the Company of the Purchase Price, at the election of the Employee, in cash and/or by deliver of certificate(s) duly endorsed for transfer, in shares of the Company's Common Stock already owned by the Employee, or by delivery of a notice of exercise of the option and simultaneous sale of the shares of Common Stock thereby acquired pursuant to a brokerage or similar arrangement approved by the Company, using the proceeds from the sale as payment of the Purchase Price. Any shares endorsed and delivered to the Company in payment of the Purchase Price shall be valued at the closing price for the Common Stock on the New York Stock Exchange (or other appropriate market price) on the last business day preceding such exercise date on which there were sales. Any fractional share not required for payment of the Purchase Price shall be paid for by the Company in cash on the basis of the same value utilized for such exercise.

    4. In the event that the Employee's employment with the Company and its subsidiaries is terminated by reason of death, disability or retirement (as defined below), this nonstatutory stock option, to the extent not previously exercised, shall become immediately exercisable in full without regard to the percentage limitations set forth in Section 1(a) through (d) above as follows:

        (a) DEATH -- at any time by the Employee's estate prior to expiration of the term of the option specified in Section 1;

        (b) DISABILITY -- within one year after termination of employment because of disability; provided, however, that the option must be exercised prior to the expiration of the term of the option; and

        (c) RETIREMENT -- within two years after termination of employment; provided, however, that the option must be exercised prior to the expiration of the term of the option.

    If employment is terminated for any other reason, the unexercised portion of this nonstatutory stock option shall expire. For purposes of this Agreement:
    "retirement" shall mean termination of Employee's employment under that certain Employment Agreement, dated May 17, 1995 (the "Employment Agreement"), between the Company and Employee either (i) by the Company without cause (cause being defined in Section 6(e) of the Employment Agreement), (ii) by the

    Employee for good reason (good reason being defined in Section 6(f) of the Employment Agreement), or (iii) by reason of the expiration of the Employment Period (Employment Period being defined in Section 1 of the Employment Agreement); and "disability" shall have the meaning given it in
    Section 6(h) of the Employment Agreement.

    5. Unless the issuance of the Shares purchased upon the exercise of this nonstatutory option is registered with federal and state regulatory authorities, or is determined by counsel for the Company to be exempt from such registration, the Employee shall be required to give an investment representation in connection with such exercise and purchase, and transfer of the Shares received shall be appropriately restricted and requisite legends placed upon certificates of the Shares.

    6. If prior to the expiration of this nonstatutory option, the Shares then subject to this nonstatutory option shall be affected by any recapitalization, merger, consolidation, reorganization, stock dividend, stock split, or other change in capitalization affecting the present Common Stock of the Company, then the number and kind of shares covered by this Agreement, and the Purchase Price per share, shall be appropriately adjusted by the Compensation Committee, as it may deem necessary to prevent dilution or enlargement of rights which might otherwise result.

    7. If a Charge of Control of the Company occurs which, in the opinion of the Company's independent certified public accountants may not be accounted for under generally accepted accounting principles as a "pooling of interests", then from and after the "Change of Control Date" all options outstanding hereunder shall be immediately exercisable in full, notwithstanding the provisions of paragraph 1. The terms "Change of Control" and "Change of Control Date" shall have the meanings given to such terms in the Plan.

    8. It is intended that the Plan and this nonstatutory option comply and be interpreted in accordance with Rule 16b-3 under the Securities Exchange Act of 1934, as amended. The provisions of the Plan pertaining to nonstatutory options, to the extent not set forth in this Agreement, are incorporated by reference.

    IN WITNESS WHEREOF, this Nonstatutory Stock Option Agreement is hereby executed as of May 17, 1995 (date of grant).

                                          CRAY RESEARCH, INC.

                                          By        /s/ PHILIP G. HEASLEY
                                          --------------------------------------
                                              Company Representative Signature

                                                   /s/ J. PHILLIP SAMPER
                                          --------------------------------------
                                                    Employee Signature

                                       2